EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ICN PHARMACEUTICALS, INC.

Adopted in accordance with Section 242
of the General Corporation Law
of the State of Delaware

     ICN Pharmaceuticals, Inc. (originally incorporated under the name ICN Merger Corp.), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares for all classes of capital stock which the Corporation shall have the authority to issue is Two Hundred and Ten Million (210,000,000) shares divided into two classes of which Ten Million (10,000,000) shares, par value $.01 per share, shall be designated Preferred Stock and Two Hundred Million (200,000,000) shares, par value $.01 per share, shall be designated Common Stock.”

SECOND: This amendment has been duly adopted by the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on this 7th day of July, 1998.

ICN PHARMACEUTICALS, INC.

By:	/s/ David C. Watt

David C. Watt
Executive Vice President, General
Counsel Corporate Secretary